Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports First Quarter 2014 Financial Results

Malvern, PA — (GLOBE NEWSWIRE) — May 6, 2014 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the first quarter ended March 31, 2014.

Company Highlights

•                  Revenue increased 15% to $37.2 million, the highest quarterly revenue since 2009

•                  Serviced over 100,000 patients in the quarter, the highest quarterly patient volume ever

•                  Generated positive adjusted EBITDA of $3.0 million

•                  Completed the acquisition of Mednet Healthcare Technologies, Inc.

•                  Announced the acquisition of the cardiac patient services business of Biomedical Systems, Corp.

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of BioTelemetry, commented: “We finished the first quarter of 2014 with revenue of $37.2 million, our highest quarterly revenue in over four years.  Despite the Medicare rate reduction, our patient services segment posted strong results with an increase in revenue of $4.6 million and a 58% increase in volume over the prior year.  While this increase is primarily due to the addition of Mednet Healthcare Technologies, Inc. during the quarter, we did have organic volume growth of 12%, demonstrating the strength of our comprehensive sales strategy.  As evidenced by the addition of Mednet and the cardiac monitoring business of Biomedical Systems Corp. (“BMS”) which closed in early April, we remain committed to our strategic goal of solidifying our leadership position in the remote cardiac monitoring space.

“Our recent acquisitions will also bolster our product and research segments by expanding our geographic footprint as well as our product lines.  Through the BMS transaction, we acquired a presence in Europe which is a market that we have yet to penetrate.  We will use this location to expand our international research presence to better serve our clinical trial partners.  We also acquired a Holter software platform that will help facilitate the introduction of Cardiokey, our new low-cost, 14-day Holter, later this year.

“The first quarter demonstrates the success of the Company’s strategic plan, as we continue to focus on execution.  The Mednet and the BMS business acquisitions were two significant achievements, and we will continue to explore opportunities both domestically and internationally.  We are pleased with the Company’s progress this quarter and look forward to building on our business momentum.”

First Quarter Financial Results

Revenue for the first quarter 2014 was $37.2 million, an increase of 14.6% compared to $32.4 million in the first quarter 2013.  Total revenue increased $4.8 million due to an increase in patient services revenue of $4.6 million and an increase in product sales of $0.2 million.  These increases were largely related to the acquisition of Mednet.  In addition, organic patient volume increased 12% across all products which was offset by the previously announced price reduction from Medicare, as well rate reductions from commercial contracts tied to Medicare.  For the three months ended March 31, 2014, patient revenue was comprised of 41% Medicare and 59% commercial.

Gross profit for the first quarter 2014 increased to $21.6 million, or 58.2% of revenue, compared to $19.5 million, or 60.3% of revenue, in the first quarter of 2013.  This increase of $2.1 million was primarily due to the acquisition of Mednet, partially offset by a decrease in gross profit from the remaining patient services segment related to the reduction in the Medicare reimbursement rate.

On a GAAP basis, operating expenses for the first quarter 2014 were $25.3 million, an increase of 17.4% compared to $21.6 million in the first quarter 2013.  On an adjusted basis, operating expenses for the first quarter were $22.3 million, a 10.7% increase compared to $20.2 million for the prior year quarter.  These adjusted operating expenses exclude $3.0 million in the first quarter 2014 and $1.4 million in the first quarter 2013 related to restructuring and other nonrecurring charges.  The increase in operating expense was driven by the addition of Mednet operations and was partially offset by a reduction in bad debt expense and other corporate expenses.

On a GAAP basis, other loss for the first quarter 2014 was $3.3 million, compared to $0.1 million in the first quarter of 2013.  During the first quarter 2014, the Company began negotiations for a potential settlement with the US Department of Justice regarding the outstanding Civil Investigative Demand issued in August 2011.  As a result, the Company recorded an estimated reserve of $3.1 million as a non-operating charge in the first quarter 2014.  Excluding this reserve, other loss for the first quarter was $0.2 million, a slight increase compared to the prior year.

On a GAAP basis, net loss for the first quarter 2014 was $4.1 million, or a loss of $0.16 per diluted share, compared to a net loss of $2.1 million, or a loss of $0.08 per diluted share, for the first quarter 2013.  Excluding expenses related to restructuring and other nonrecurring charges including a tax benefit of $2.9 million related to the acquisition of Mednet and the $3.1 estimated reserve for the potential settlement with the Department of Justice, adjusted net loss for the first quarter 2014 was $0.9 million, or a loss of $0.04 per diluted share.  This compares to an adjusted net loss of $0.7 million, or a loss of $0.03 per diluted share, for the first quarter 2013, which excludes the impact of restructuring and other nonrecurring charges.

Liquidity

As of March 31, 2014, total cash was $12.0 million, a decrease of $10.2 million compared to December 31, 2013.  The significant cash uses during the first quarter 2014 included $5.7 million related to the Mednet acquisition and $3.9 million for capital expenditures, primarily for medical devices.  Consolidated days sales outstanding increased to 57 days compared to 47 days at year-end 2013 due to the timing of Medicare claims in the first quarter in addition to the inclusion of Mednet’s receivables which carried a higher DSO.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Tuesday, May 6, 2014, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.biotelinc.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.biotelinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, our ability to successfully integrate the Mednet and Biomedical Systems businesses into our business and the effect such acquisitions will have on our results of operation, our ability to successfully negotiate a settlement to the Department of Justice investigation prior to any judicial action, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

	Three Months Ended
	(unaudited)
Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)	March 31, 2014	March 31, 2013
Revenue	$37,162	$32,418
Cost of revenue	15,518	12,873
Gross profit	21,644	19,545
Gross profit %	58.2%	60.3%

Operating expenses:
General and administrative expense	10,772	9,528
Sales and marketing expense	7,440	6,762
Bad debt expense	2,359	2,467
Research and development expense	1,789	1,620
Integration, restructuring and other charges	2,980	1,202
Total operating expenses	25,340	21,579

Loss from operations	(3,696)	(2,034)
Interest and other (loss), net	(3,271)	(53)

Loss before income taxes	(6,967)	(2,087)
Benefit from income taxes	2,845	—
Net loss	$(4,122)	$(2,087)

Loss per Share:
Basic	$(0.16)	$(0.08)
Diluted	$(0.16)	$(0.08)

Weighted Average Shares Outstanding:
Basic	26,111	25,191
Diluted	26,111	25,191

Summary Financial Data (In Thousands)	March 31, 2014	December 31, 2013
	(unaudited)	(unaudited)
Cash and investments	$12,044	$22,151
Patient accounts receivable, net	16,901	11,437
Other accounts receivable, net	6,758	5,680
Days sales outstanding	57	47
Working capital	10,347	25,215
Total assets	107,369	87,546
Total debt	9,830	—
Total shareholders’ equity	64,770	66,829

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	March 31, 2014	March 31, 2013
Operating loss — GAAP	$(3,696)	$(2,034)
Nonrecurring charges (a)	2,980	1,376
Adjusted operating loss	$(716)	$(658)
Net loss — GAAP	$(4,122)	$(2,087)
Nonrecurring charges (b)	3,204	1,376
Adjusted net loss	$(918)	$(711)

Loss per diluted share — GAAP	$(0.16)	$(0.08)
Nonrecurring charges per share (b)	0.12	0.05
Adjusted loss per diluted share	$(0.04)	$(0.03)

(a)         In the first quarter of 2014, the Company incurred $3.0 million of integration, restructuring and other charges primarily due to legal fees related to patent litigation, acquisition costs related to the Mednet and Biomedical Systems patient services acquisitions and employee related costs for restructuring and integration. In the first quarter of 2013, the Company incurred $1.2 million related to integration, restructuring and other charges, $0.1 million of other nonrecurring expenses primarily for legal fees related to patent litigation and $0.1 million for the forfeiture and acceleration of certain options.

(b)         In addition to the $3.0 million of integration, restructuring and other charges incurred in the first quarter 2014, the Company recorded a non-operating charge of $3.1 million for the potential settlement of the US Department of Justice Civil Investigative Demand which was partially offset by a $2.9 million tax benefit related to the acquisition of Mednet.

	Three Months Ended
	(unaudited)
	March 31, 2014	March 31, 2013

Cash provided (used) by operating activities	$(2,060)	$1,657
Capital expenditures	(3,859)	(1,839)
Free cash flow	$(5,919)	$(182)

	Three Months Ended
	(unaudited)
	March 31, 2014	March 31, 2013

Operating loss — GAAP	$(3,696)	$(2,034)
Nonrecurring charges	2,980	1,376
Depreciation and amortization expense	2,753	3,008
Stock compensation expense	1,003	617
Adjusted EBITDA	$3,040	$2,967